Exhibit 10.2
ATTACHMENT H
AMENDMENT TO THE
GENCORP INC. 1999 EQUITY AND
PERFORMANCE INCENTIVE PLAN (“Plan”)
     In accordance with Sections 16 and 17 of the Plan, the Plan shall be amended, effective as of the dates hereinafter set forth to read as follows:
     1. A new Section 3(e) of the Plan shall be added, effective October 6, 2009, to read as follows:
“(e) In the event that, as a result of an upward adjustment to the number of Options or Performance Shares hereunder as a result of exceeding a specified target, the number of Option and/or Performance Shares would exceed the otherwise applicable limit set forth in Section 3, such awards will be modified, on a basis determined by the Committee, so that such limits are not exceeded. Any Options or Performance Shares that cannot be awarded hereunder because of the limitations of Section 3 may be granted under the GenCorp Inc. 2009 Equity and Performance Incentive Plan.”
     2. Section 12 of the Plan shall be amended in its entirety effective October 6, 2009, to read as follows:
“For purposes of the Plan, except as may be otherwise prescribed by the Board in an agreement evidencing a grant or award made under the Plan, a Change in Control shall mean the occurrence of any of the following events:
(i)	All or substantially all (meaning having a total gross fair market value at least equal to 50.1% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions) of the assets of the Company are acquired by a Person (during a twelve month period ending on the date of the most recent acquisition by such person); or

(ii)	the Company is merged, consolidated or reorganized into or with another corporation or entity during a twelve-month period with the result that upon the conclusion of the transaction less than 50.1% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the surviving, resulting or acquiring corporation are beneficially owned (as that term is defined in Rule 13-d 3 under the Exchange Act) by the shareholders of the Company immediately prior to the completion of the transaction.”
     3. Section 17(c) of the Plan shall be deleted, effective January 1, 2009, in its entirety and designated “Reserved.”
     4. A new Section 17(h) of the Plan shall be added, effective January 1, 2009, to read as follows:
“(h) It is the intention of the Board that the Plan comply strictly with the Section 409A Rules and the Board shall exercise its discretion in granting Awards hereunder (and the terms of such grants), accordingly. The Plan and any grant of an Award hereunder may be amended from time to time as may be necessary or appropriate to comply with the Section 409A Rules.”
     5. As hereby amended, the Plan shall continue in full force and effect.

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